EXHIBIT 10.1
EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of July 3, 2007 (the "Effective Date"), by and between Maiden Holdings, Ltd., 7 Reid Street, Hamilton HM 12, Bermuda, a Bermuda company (the "Company") and Max G. Caviet, an individual residing at Ashford House 56 Tilt Road Cobham Surrey KT11 3HQ ("Executive").

WITNESSETH

WHEREAS, the Company and Executive each desire to enter into this Employment Agreement (the "Agreement") in order to set forth the terms and conditions of Executive's employment during the period in which the Company establishes itself (the "Transition Period"), intending to supersede any prior employment agreement, written or oral, whether with the Company or other affiliates with regard to this Transition Period employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Duties and Responsibilities. It is the intention of the Company that Executive serve as President and Chief Executive Officer of the Company, at the pleasure of the board of directors of the Company (the "Board of Directors"). The duties, responsibilities and authorities of Executive shall be those which are customary for presidents of corporations of the size, type and nature of the Company including, without limitation, authority, in conjunction with the Board of Directors as appropriate, to hire and terminate other employees of the Company. Executive's principal place of work will be in Hamilton, Bermuda, but he shall be required to travel as reasonably necessary to carry out his duties.

Executive shall continue to also be employed by AmTrust Financial Services, Inc. ("AmTrust") during the Employment Period (as defined in Clause 2), however, Executive will transition his duties to the Company during the Employment Period and Executive agrees to devote his best efforts to promote and develop the business of the Company. Subject to the approval of the Board of Directors, which shall not be unreasonably withheld, Executive shall be entitled to serve on corporate, civic, and/or charitable boards or committees and to otherwise reasonably participate as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflicts of interest with the Company.

During the Employment Period, the Company shall use its best efforts to secure the election of Executive to the Board of Directors. During the Employment Period, if the Board of Directors forms an executive or similar committee, Executive shall serve thereon. If elected or appointed, Executive shall serve on the Board of Directors and/or the board of directors of the Company's affiliates without additional compensation.

2. Employment Period. For the Transition Period, commencing on the Effective Date hereof and ending December 31, 2007 (the "Employment Period"), subject always to Clause 5, the Company hereby employs Executive in the capacities herein set forth. Executive agrees, pursuant to the terms hereof, to serve in such capacities for the Employment Period. If Executive has not entered into a successive employment agreement with the Company by the expiration of the Employment Period, Executive's employment with the Company will terminate as of the expiration of the Employment Period.

3. Compensation and Benefits.

(a) Salary. The Company shall compensate Executive for a portion of Executive’s £250,000 per annum salary with AmTrust (such portion referred to herein as "Salary") based on the proportionate amount of time that Executive devotes to Company matters during the Employment Period.

(b) Profit Bonus. Executive shall be eligible to receive a profit bonus in an amount equal to no less than 20% of Salary, to reflect the Executive's individual contribution to the Company's profits for the fiscal year, as determined in the sole discretion of the Board of Directors. The Profit Bonus, if any, shall be paid on the date following the date that the Company's completed consolidated financial statements for the 2007 calendar year are issued, but in no event later than June 30, 2008.

(c) Special Bonus. It is understood and agreed that the Company intends to adopt a 2007 Share Incentive Plan (the "Plan"). Executive shall be granted options to purchase under the Plan 300,000 shares of the Company's common shares, subject to the terms and conditions of the Plan and respective award agreement. Such share options will be incentive share options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted by law. Twenty-five percent of the options will become exercisable on the first anniversary of the date that the options are granted, with an additional 6.25% of the options vesting each quarter thereafter based on Executive's continued employment, and will expire ten years after the date of grant, provided, however, that notwithstanding such vesting schedule, 250,000 of the options shall be forfeited upon the expiration of the Employment Period in the event Executive does not enter into a successive employment agreement with the Company by the expiration of the Employment Period.

(d) Executive shall also be entitled to the following benefits:

(i)
two and one-half (2 ½) weeks of paid vacation for the Employment Period, or such greater period as may be approved from time to time by Board of Directors to be taken at times mutually convenient to Executive and the Company. Compensation shall not be provided in lieu of unused vacation time;

(ii)	paid holidays and any and all other work-related leave (whether sick leave or otherwise) as provided to the Company's other executive employees; and

(iii)
Executive will participate in such benefit schemes to which executive employees of the Company, their dependents and beneficiaries generally are entitled during the Employment Period, including, without limitation, private medical, permanent health insurance, life assurance, retirement and other present or successor plans and practices of Company for which executive employees, their dependents and beneficiaries are eligible.

4. Reimbursement of Expenses. The Company recognizes that Executive, in performing Executive's functions, duties and responsibilities under this Agreement, may be required to spend sums of money in connection with those functions, duties and responsibilities for the benefit of the Company and, accordingly, shall reimburse Executive for travel and other out-of-pocket expenses reasonably and necessarily incurred in the performance of his functions, duties and responsibilities hereunder upon submission of written statements and/or bills in accordance with the regular procedures of the Company in effect from time to time.

5. Termination By Company for Cause. The Company may discharge Executive for Cause at any time. Cause shall include (i) a material breach of this Agreement by Executive, but only if such material breach is not cured within thirty (30) days following written notice by the Company to Executive of such breach, assuming such breach may be cured; (ii) Executive is convicted of any act or course of conduct involving moral turpitude; or (iii) Executive engages in any willful act or willful course of conduct constituting an abuse of office or authority which significantly and adversely affects the business or reputation of the Company. No act, failure to act or course of conduct on Executive's part shall be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in the Company's best interests. Any written notice by the Company to Executive pursuant to this Clause 5 shall set forth, in reasonable detail, the facts and circumstances claimed to constitute the Cause. If Executive is discharged for Cause, the Company, without any limitations on any remedies it may have at law or equity, shall have no liability for Salary or any other compensation and benefits to Executive after the date of such discharge.

6. Non-Disclosure of Confidential Information. "Confidential Information" means all information known by Executive about the Company's business plans, present or prospective customers, vendors, products, processes, services or activities, including the costing and pricing of such services or activities, employees, agents and representatives. Confidential Information does not include information generally known, other than through breach of a confidentiality agreement with the Company, in the industry in which the Company engages or may engage. Executive will not, while this Agreement is in effect or after its termination, directly or indirectly, use or disclose any Confidential Information, except in the performance of Executive's duties for the Company, or to other persons as directed by the Board of Directors. Executive will use reasonable efforts to prevent unauthorized use or disclosure of Confidential Information. Upon termination of employment with the Company, Executive will deliver to the Company all writings relating to or containing Confidential Information, including, without limitation, notes, memoranda, letters, electronic data, drawings, diagrams, and printouts, as well as any tapes, discs, flash drives or other forms of recorded information. If Executive violates any provision of this Clause 6 while this Agreement is in effect or after termination, the Company specifically reserve the right, in appropriate circumstances, to seek full indemnification from Executive should the Company suffer any monetary damages or incur any legal liability to any person as a result of the disclosure or use of Confidential Information by Executive in violation of this Clause 6.

7. Restrictive Covenant.

(a) Prohibited Activities. Executive agrees that he shall not (unless he has received the prior written consent of the Company), during the Employment Period and the period beginning on the date of termination of employment and ending three (3) years thereafter (together, the "Restriction Period"), directly or indirectly, for any reason, for his own account or on behalf of or together with any other person or firm:

(i)
hire or solicit for employment or call on, directly or indirectly, through any person or firm, any senior employee who is at that time (or at any time during the one year prior thereto) employed by or representing the Company or its affiliates with the purpose or intent of attracting that senior employee from the employ or representation of the Company or its affiliates;

(ii)
call on, solicit or perform services for, directly or indirectly through any person or firm, any person or firm that at that time is, or at any time within the one year prior to that time was, a customer of the Company or its affiliates with whom Executive had dealings, for the purpose of soliciting or selling any product or service in competition with the Company or its affiliates; or

(iii)
call on, directly or indirectly through any person or firm, any entity which has been called on by the Company or an affiliate in connection with a possible acquisition by the Company or an affiliate with the knowledge of that entity's status as such an acquisition candidate, for the purpose of acquiring that entity or arranging the acquisition of that entity by any person or firm other than the Company or the affiliate.

(b) Damages. Because of (i) the difficulty of measuring economic losses to the Company as a result of any breach by Executive of the covenants in Clause 7(a), and (ii) the immediate and irreparable damage which could be caused to the Company for which they would have no other adequate remedy, Executive agrees that the Company may enforce the provisions of Clause 7(a) by injunction and restraining order against Executive if he breaches any of said provisions, without the necessity of providing a bond or other security.

(c) Reasonable Restraint. The parties hereto agree that Clauses 7(a) and 7(b) impose a reasonable restraint on Executive in light of the activities and business of the Company on the date hereof and the current business plans of the Company.

8. Ownership of Inventions. Executive shall promptly disclose in writing to the Board of Directors all inventions, discoveries, and improvements conceived, devised, created, or developed by Executive in connection with his employment (collectively, "Invention"), and Executive shall transfer and assign to the Company all right, title and interest in and to any such Invention, including any and all domestic and foreign patent rights, domestic and foreign copyright rights therein, and any renewal thereof. Such disclosure is to be made promptly after the conception of each Invention, and each Invention is to become and remain the property of the Company, whether or not patent or copyright applications are filed thereon by the Company. Upon request of the Company, Executive shall execute from time to time during or after the termination of employment such further instruments including, without limitation, applications for patents and copyrights and assignments thereof as may be deemed necessary or desirable by the Company to effectuate the provisions of this Clause 8.

9. Construction. If the provisions of Clause 7 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, then any court of competent jurisdiction designated in accordance with Clause 11 is hereby authorized, requested, and instructed to reform such Clause 7 to provide for the maximum competitive restraint upon Executive's activities (in time, product, geographic area and customer or employee solicitation) which shall then be legal and valid.

10. Damages and Jurisdiction. Executive agrees that violation of or threatened violation of Clauses 6, 7 or 8 would cause irreparable injury to the Company for which any remedy at law would be inadequate, and the Company shall be entitled in any court of law or equity of competent jurisdiction to preliminary, permanent and other injunctive relief against any breach or threatened breach of the provisions contained in Clauses 6, 7 or 8 hereof, without providing bond or other security, and such compensatory damages as shall be awarded. Further, in the event of a violation of the provisions of Clause 7, the Restriction Period referred to therein shall be extended for a period of time equal to the period that any violation occurred.

11. Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to the principles of conflict of laws thereof. The Company and Executive hereby each consents to the exclusive jurisdiction of the Bermuda courts with respect to any dispute arising under the terms of this Agreement and further consents that any process or notice of motion therewith may be served by certified or registered mail or personal service, within or without Bermuda, provided a reasonable time for appearance is allowed. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. The parties further agree that any judgment, order or injunction granted by any court within Bermuda shall be enforceable in any jurisdiction in which the Company or its affiliates do business.

12. Indemnification. To the fullest extent permitted by, and subject to, the Company's Certificates of Incorporation and By-laws, the Company shall indemnify and hold harmless Executive against any losses, damages or expenses (including reasonable attorney's fees) incurred by him or on his behalf in connection with any threatened or pending action, suit or proceeding in which he is or becomes a party by virtue of his employment by the Company or any affiliates or by reason of his having served as an officer or director of the Company or any other corporation at the express request of the Company, or by reason of any action alleged to have been taken or omitted in such capacity.

13. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, that determination will not affect the enforceability of any other provision of this Agreement, and the remaining provisions of this Agreement will be valid and enforceable according to their terms.

14.  Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under any applicable employment or income tax laws or similar statutes or other provisions of law then in effect.

15. Successors to Company. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Executive and Executive's personal representatives, and the Company and any successor or assign of the Company, including, without limitation, any corporation acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed embraced within the term "Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company. The services to be provided by Executive hereunder may not be delegated nor may Executive assign any of his rights hereunder.

16. No Restrictions. Executive represents and warrants that as of the Effective Date of this Agreement, Executive will not be subject to any contractual obligations or other restrictions, including, but not limited to, any covenant not to compete, that could interfere in any way with his employment hereunder.

17. Personal Data.

Executive acknowledges and agrees that the Company shall process certain personal data regarding him outside of the European Economic Area in connection with personnel administration and Company management.
18. Collective Agreements.

There are no collective agreements that directly affect the terms and conditions of Executive's employment.

19. Miscellaneous.

(a) This Agreement constitutes the entire understanding of the parties with respect to the subject hereof and may be modified only in writing.

(b) If Executive should die while any amount would still be payable to him under this Agreement if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's estate or legal representative.

(c) The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any provision or succeeding breach of such provision or any other provision.

(d) All notices under this Agreement shall be given by registered or certified mail, return receipt requested, directed to parties at the following addresses or to such other addresses as the parties may designate in writing:

If to the Company:

Maiden Holdings, Ltd.
7 Reid Street
Hamilton HM 12 Bermuda
Attention: Bentzion S. Turin

If to Executive:

Max G. Caviet
Ashford House
56 Tilt Road
Cobham Surrey KT11 3HQ

(e) In furtherance and not in limitation of the foregoing, this Agreement supersedes any employment agreement between Executive and Maiden Holdings, Ltd., written or oral, and any such agreement hereby is terminated and is no longer binding on either party.

20. Key Man Insurance Authorization. At any time during the term of this Agreement, the Company will have the right (but not the obligation) to insure the life of Executive for the sole benefit of the Company and to determine the amount of insurance and type of policy. The Company will be required to pay all premiums due on such policies. Executive will cooperate with the Company in taking out the insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents. Executive, however, will incur no financial obligation by executing any required document, and will have no interest in any such policy.

21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

MAIDEN HOLDINGS, LTD.

By:	/s/ Bentzion S. Turin	/s/ Max G. Caviet
Bentzion S. Turin Chief Operating Officer, General Counsel and Assistant Secretary